Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 2, 2008 (except for the sixth paragraph of Note 14, as to which the date is May 21, 2008), with respect to the consolidated financial statements of Consonus Technologies, Inc. included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-166480) and related Prospectus of Midas Medici Group Holdings, Inc. for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina
December 27, 2010